EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Syntax-Brillian Corporation of our report dated October 7, 2005, relating to the financial statements of the Home and Personal Entertainment Business of Syntax Groups Corporation as of June 30, 2005 and 2004 and the related statements of operations, owner’s net investment, and cash flows for each of the two years then ended and for the period from April 21, 2003 (inception) to June 30, 2003.
We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.
/s/ Grobstein, Horwath & Company LLP
March 14, 2006